EXHIBIT 8.1

                              LIST OF SUBSIDIARIES



















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                              LIST OF SUBSIDIARIES

1. IMA Holdings Corp., A British Columbia corporation which does business under that name.

2. IMPSA Resources (BVI) Inc., a British Virgin Islands corporation which does business under that name.

3. Inversiones Mineras Argentinas Inc., a Barbados corporation which does business under that name.

4. IMPSA Resources Corporation, a British Columbia corporation which does business under that name.

5. Inversiones Mineras Argentinas S.A., an Argentina corporation which does business under that name.

6. Minera Imp-Peru S.A., a Peru corporation which does business under that name.












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